FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-07

The Information in this free writing prospectus is not complete and may be amended prior to the time of sale.  This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED AUGUST 4, 2014, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-190246) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED JULY 28, 2014

$894,072,000 (Approximate)

JPMBB Commercial Mortgage Securities Trust 2014-C22
Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor

JPMorgan Chase Bank, National Association
Barclays Bank PLC
Starwood Mortgage Funding II LLC
General Electric Capital Corporation
Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass Through Certificates, Series 2014-C22

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated July 28, 2014 (the “Free Writing Prospectus”), and the structural and collateral term sheet, dated July 28, 2014 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”).  Capitalized terms used in this Supplement but not defined herein will have the meanings ascribed to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus remains unmodified.

Structural Update

1.
The initial Certificate Balance of the Class A-3A1 Certificates will be increased from $162,500,000 to $175,000,000, and the initial Certificate Balance of the Class A-3A2 Certificates will decrease from $87,500,000 to $75,000,000.  All other numerical and statistical information regarding these Classes of Certificates will remain unchanged in the Free Writing Prospectus.

2.	The total Certificate Balance of the Certificates offered pursuant to the Free Writing Prospectus will increase from $881,572,000 to $894,072,000.